EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2009

Diluted EPS of $0.25 for the 3rd Quarter;  Net Interest Margin Up 33 Basis Points

Brooklyn, NY – October 29, 2009 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $8.3 million, or 25 cents per diluted share, for the quarter ended September 30, 2009, compared to $6.9 million, or 21 cents per diluted share, for the quarter ended June 30, 2009 and $8.4 million, or 25 cents per diluted share, for the quarter ended September 30, 2008.

THIRD QUARTER 2009 HIGHLIGHTS

•	Net interest margin was 3.11%, up from 2.78% in the June 2009 quarter. The average cost of deposits declined 43 basis points to 1.61% from 2.04% during the June 2009 quarter.
•	Non-performing assets grew slightly from 0.36% to 0.41% of total assets.
•
The $3.8 million provision for loan losses exceeded the $3.6 million in net charge-offs; the allowance for loan loss reserve remained almost flat at 0.61% of total loans compared to 0.62% at June 2009 quarter end.

•	The allowance for loan losses stood at 143.1% of non-performing loans at September 30, 2009 compared to 155.2% at June 30, 2009.
•	Loans delinquent between 30 and 89 days decreased to $11.3 million at September 30, 2009 compared to $17.6 million at June 30, 2009.
•	Total assets declined by $66.7 million to $3.91 billion at September 30, 2009, as the Company continued its focus on conserving capital.
•	The Company's consolidated ratio of tangible capital to tangible assets grew from 6.00% at June 30, 2009 to 6.23% at September 30, 2009.
•	Real estate loan originations were $147.1 million, above the $111.4 million level in the June 2009 quarter.
•	FDIC insurance premium expense decreased $1.8 million from the previous quarter; the FDIC did not charge a third quarter special assessment, as was widely anticipated.

The Company’s earnings for the quarter ended September 30, 2009 reflect an after-tax other-than-temporary impairment ("OTTI") charge of approximately $305,000, as well as an after-tax charge of $277,000 related to the prepayment of a portion of Dime's Federal Home Loan Bank of New York borrowings.  Each of these items reduced diluted earnings per share by approximately one cent.  During the quarter ended June 30, 2009, the Company’s earnings reflected aggregate after-tax OTTI charges of $486,000, or 1½ cents per diluted share. Core earnings approximated reported earnings during the quarter ended September 30, 2008.  Core earnings per diluted share, which excluded OTTI charges and other significant items that are deemed non-recurring in nature, were $0.27, $0.23 and $0.25 for the quarters ended September 30, 2009, June 30, 2009 and September 30, 2008, respectively.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "The Company continues to benefit from the current interest rate environment as existing higher-rate funds continued to re-price downward, as can be seen in the impact of lower deposit costs on net interest margin.  Charge-offs were untypically high during the September 2009 quarter, the outcome of our ongoing review of the value of nonperforming credits; however, credit costs remain well under control.  The Company continues to have one of the best performing balance sheets in the industry in terms of asset quality, with non-performing assets representing just 0.41% of total assets at September 30, 2009.  Although the Company contracted its asset base slightly, Dime had its highest 2009 quarterly level of loan originations during the most recent quarter.  Consequently, there was some expansion of the loan portfolio during this period as spreads between loan origination rates and benchmark Treasuries remain cyclically high.  On October 15, 2009, we were pleased to declare our 50th consecutive quarterly dividend, $0.14 per share.  While we cannot predict future conditions, we are managing our balance sheet in preparation for the inevitability of higher interest rates, as well as some stress on the New York City real estate market, and more restrictive banking regulation. Nevertheless, we believe the Company is on solid financial footing and is prepared to leverage its position when conditions warrant.  All- in-all, we are very pleased with our results to date."

Dime's net interest margin increased substantially during the quarter ended September 30, 2009, due to both a decline of 43 basis points in the average cost of deposits [primarily due to the favorable repricing of certificates of deposit ("CDs") during the most recent quarter], coupled with the utilization of a substantial portion of approximately $200 million in liquid cash balances that were being held at a negative spread to funding costs.  In the second half of 2009, Dime has begun to utilize these funds to repay maturing borrowings and replace deposit outflows.  Since the average balance of these funds still approximated $127 million during the most recent quarter, a future benefit to net interest margin likely remains from the reduction of these liquid funds anticipated during the remainder of 2009.

Prepayment fees remained modest, reflecting continued moderation in the pace of refinancing from the Bank's portfolio.  While refinancing activity continued to exceed the low level experienced during the first quarter of 2009, the Company does not expect a near-term return to the more robust levels experienced in 2008.

Commercial Real Estate and Dime's Business Model

The term "commercial real estate"("CRE") encompasses a wide variety of collateral types.  Dime's loan portfolio is collateralized primarily by multifamily apartment buildings in New York City, widely thought to be the least risky type of CRE.  Further, significant portions of these multifamily apartment buildings are subject to rent regulation.  In New York City, where residential vacancy rates are low and there is limited available space to construct new buildings, rent regulation has had the affect of keeping regulated apartment rents below market rates.  It is this factor that enhances the intrinsic value of Dime's already low-risk collateral, and we think, is the primary reason for the Company's low level of non-performing assets compared to the wider generic asset class designated as CRE.

NET INTEREST INCOME

Net interest income was $29.0 million during the September 2009 quarter, up $2.7 million from the June 2009 quarter.  A decline of 43 basis points in the average cost of deposits, coupled with an increase of 4 basis points in the average yield on real estate loans, generated the increase in the linked quarter net interest income.  The resulting 33 basis point increase in net interest margin from 2.78% during the three months ended June 30, 2009 to 3.11% during the three months ended September 30, 2009, benefited from the previously mentioned allocation of a portion of liquid cash balances that were carried at a negative spread to funding costs during the first six months of 2009.

Mr. Palagiano commented, "Our short-term balance sheet strategy shifted late in 2008 toward liquidity and capital preservation, resulting in the decision to curb asset growth during 2009. Deposit inflows that occurred in late 2008 and early 2009, as our focus was shifting, were retained in highly liquid funds, which helped provide considerable flexibility in managing our funding costs downward."

Net interest income exceeded the September 2008 quarterly level by $3.8 million, driven by growth of $82 million in average interest earning assets and an increase in the net interest margin of 34 basis points from the quarter ended September 30, 2008 to the quarter ended September 30, 2009.  The growth in average interest earning assets reflected significant loan origination volume and asset growth during 2008 which contributed to higher average asset balances during the nine months ended September 30, 2009, while the increase in the net interest margin reflected a decline of 90 basis points in the average cost of deposits during the September 2009 quarter compared to the September 2008 quarter.

PROVISION/ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans were $14.2 million at September 30, 2009 compared to $12.9 million at June 30, 2009 and $6.4 million at September 30, 2008.  As a percentage of total loans, non-performing loans totaled 0.43% at September 30, 2009, compared to 0.40% at June 30, 2009 and 0.20% at September 30, 2008.  In addition, loans delinquent between 30 and 89 days decreased to $11.3 million as of September 30, 2009 from $17.6 million at June 30, 2009.  Loans delinquent between 30 and 89 days totaled $3.6 million at September 30, 2008.

The quarterly review of the adequacy of the allowance for loan losses, which covers both performing and non-performing loans, led the Company to record a $3.8 million provision to its allowance for loan losses during the quarter ended September 30, 2009, compared to $2.3 million during the quarter ended June 30, 2009.  Provisions totaled $596,000 during the quarter ended September 30, 2008.  Charge-offs recorded on problem loans totaled $3.6 million during the September 2009 quarter, compared to $528,000 in the June 2009 quarter.  There were no charge-offs during the September 2008 quarter.

Regarding the level of net charge-offs, Mr. Palagiano stated, “We strive to aggressively manage our nonperforming assets, which resulted in the accumulation of several note sales. In addition, some charge-offs were the result of updated appraisals of the underlying collateral, and, in one case, a doubtful loan classification.  The timing and severity of charge-offs is unpredictable, however, non-performing asset levels and 30 to 89 day delinquencies can usually be used as a reliable precursor of future charge-offs.”

At September 30, 2009, the allowance for loan losses was $20.3 million, or 143% of non-performing loans.

NON-INTEREST INCOME

OTTI and Gain (Loss) on Sale of Investment Securities and Other Assets.

During the quarter ended September 30, 2009, the pre-tax credit component of OTTI charges totaled $556,000.  At September 30, 2009, five of the Dime's eight trust preferred securities were deemed to meet the criteria for OTTI.  The increase in the credit component of OTTI reflected additional payment deferrals during the quarter within the collateral pool underlying certain of Dime’s eight trust preferred collateralized debt obligation securities.

At September 30, 2009, Dime had failed to receive contractual principal or interest payments on two trust preferred securities with an aggregate recorded balance of $1.8 million ($4.0 million excluding $2.2 million of unrealized losses included in accumulated other comprehensive loss).  Both securities are classified as non-performing assets, contributing substantially to the increase in the percentage of non-performing assets to total assets to 0.41% at the end of September 2009 from 0.36% at the end of June 2009.  In addition, at September 30, 2009, Dime did not receive a small portion of the interest due on two trust preferred securities having a recorded balance of $339,000 ($640,000 excluding the $301,000 total non-credit component of OTTI).  The remaining four trust preferred securities, with a total cost basis of $10.6 million net of credit-related OTTI, are current on all contractual obligations.

There were no sales of investment securities during the three months ended September 30, 2009, June 30, 2009 and September 30, 2008.

There were no sales of other real estate owned and other assets during the three months ended September 30, 2009.  During the quarter ended June 30, 2009, Dime sold a property held as other real estate owned, recognizing a pre-tax loss of $92,000 on the sale.

Mortgage Banking Income and Delinquent Serviced Loans

Loan sales were negligible during the quarter ended September 30, 2009.  During the June 2009 quarter, Dime sold an 80% participation in approximately $124 million of multifamily loans from its portfolio to a third-party financial institution other than Fannie Mae.  The purpose of the sale was to create liquidity on the balance sheet to fund future loans and other operations.  The loans were sold at par and without recourse. This transaction settled on April 20, 2009 and Dime recognized a pre-tax gain of approximately $635,000 ($0.01 per share after tax) on the sale, which was reflected in core earnings for the June 2009 quarter.  Dime retained servicing on all of the loans.   In September 2008, Dime similarly sold an 80% participation interest in $124 million of multifamily loans to the same third-party financial institution.  The loans were sold at par and without recourse, and Dime recognized a pre-tax gain of $662,000 on the sale, as it retained servicing on all of the loans.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.

Mortgage banking income totaled $246,000 during the quarter ended September 30, 2009, down $610,000 from the June 2009 quarter, reflecting the aforementioned $635,000 pre-tax gain recognized during the June 2009 quarter.  Mortgage banking losses were $724,000 during the September 2008 quarter reflecting a provision to the reserve for losses on Fannie Mae serviced loans of $1.7 million, $802,000 of net gains on loans sold, and approximately $200,000 of servicing fee income.

Since the inception of the Fannie Mae program, Dime has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $450.2 million at September 30, 2009.  During the quarter ended September 30, 2009, Dime re-acquired three delinquent loans from Fannie Mae with an aggregate outstanding principal balance of $1.8 million.  These re-acquired loans were included in Dime's $14.2 million non-performing loan total at September 30, 2009.  Dime, at its discretion, may re-acquire problem loans from Fannie Mae periodically in order to expedite their resolution and control losses.

Within the Fannie Mae portfolio, loans delinquent 90 days or more were $14.2 million at September 30, 2009, up from $1.8 million at June 30, 2009.  The full $14.2 million balance was comprised of five loans involving the same borrower.  At September 30, 2009, there were additionally $2.0 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae, compared to $17.2 million at June 30, 2009.  At September 30, 2008, there were $4.2 million of loans delinquent 90 days or more, and $5.1 million of other loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae.

Dime’s first loss position for loans sold to Fannie Mae was $21.9 million as of September 30, 2009, against which a liability of $3.3 million existed at September 30, 2009.  This liability approximated 0.72% of the remaining principal balance of loans in the Fannie Mae pool as of September 30, 2009.  Additions to the liability for the first loss position are charged against mortgage banking (non-interest) income, and expected future losses related to all problem loans within the pool of loans sold with recourse to Fannie Mae are reflected in the $3.3 million liability balance.

Other Components of Non-Interest Income

Other components of non-interest income totaled $2.4 million during the quarter ended September 30, 2009, up $435,000 from the June 2009 quarter and relatively unchanged from the September 2008 quarter.  The increase from the June quarter resulted from an annual loan administrative fee assessed and recognized during the third quarter of each year.  Other components of non-interest income did not vary significantly during the three months ended September 30, 2009 compared to the three months ended September 30, 2008.

NON-INTEREST EXPENSE

Non-interest expense was $13.6 million during the quarter ended September 30, 2009, a decrease of $1.7 million from the June 2009 quarter.  This decline reflected a reduction of $1.8 million in FDIC insurance assessment expense as a result of the $1.8 million FDIC special assessment recognized in the June 2009 quarter.

Compared to the September 2008 quarter, non-interest expense increased $728,000 during the quarter ended September 30, 2009, due to increases of $599,000 in FDIC insurance assessments and $450,000 in compensation and benefits.  The increase in FDIC insurance assessments reflected ongoing increases from an FDIC recapitalization program effective April 1, 2009.  The increase in compensation and benefits resulted primarily from a $393,000 increase in employee pension plan expense and a reduced offset to salaries of $113,000, reflecting lower capitalized loan origination salary costs (due to lower loan origination levels) in accordance with generally accepted accounting principles.  Other operating expenses declined $321,000 mainly as a result of lower third party professional expenses.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%.  The impact of reconciling the tax returns for December 31, 2008 increased the book income tax rate for the quarter ended September 30, 2009 to 39%.  The OTTI charges reduced the book income tax rate for the June 2009 quarter to 35%.

BALANCE SHEET

Total assets declined $66.7 million to $3.91 billion during the quarter ended September 30, 2009, as the Company focused on capital preservation.

The decline in assets was experienced primarily in cash and due from banks as Dime utilized a portion of its liquid cash balance to fund deposit outflows, prepay borrowings and fund loan originations, and did not purchase any mortgage backed securities during the September 2009 quarter.  Mortgage backed securities also declined during the quarter ended September 30, 2009 as a result of ongoing principal repayments, as Dime has not purchased any mortgage backed securities since the first half of 2008.

Total liabilities declined by $72.8 million during the most recent quarter, primarily due to the outflow of $100.0 million in certificates of deposit.

Real Estate Lending and Loan Amortization

Real estate loan originations, which were $111.4 million during the June 2009 quarter, totaled $147.1 million during the quarter ended September 30, 2009.  Real estate loan originations totaled $352.5 million during the quarter ended September 30, 2008.  The average rate on real estate loan originations during the September 2009 quarter was 5.81%, compared to 6.08% during the quarter ended June 30, 2009 and 5.86% during the quarter ended September 30, 2008.

Real estate loan amortization during the September 2009 quarter approximated 12% of the real estate loan portfolio on an annualized basis, compared to 10% in the June 2009 quarter, and well below the 21% level experienced during the September 2008 quarter.  This was slightly below management’s forecast of prepayment speeds disclosed at the commencement of the year.

Deposits

Deposits decreased $97.1 million from June 30, 2009 to September 30, 2009.  CDs accounted for the full decrease in deposits; declining $100.0 million during the period, as maturing promotional deposits gathered in late 2008 were not renewed.  Core deposits (i.e., non-CDs) rose $2.9 million during the three months ended September 30, 2009.  Within core deposits, money market accounts increased $1.7 million, and passbook savings accounts increased $4.9 million during the most recent quarter.  Despite the net loss of CDs, Dime took the opportunity to extend the average duration of the remaining CD portfolio.  Attractive market conditions supported the opening of $359.9 of new CDs with a weighted average duration of 17 months.  Dime has extended the average duration of CDs from approximately 9 months at December 31, 2008 to approximately 15 months at September 30, 2009.  Short term wholesale funding has been readily available to Dime at a significant cost discount to retail deposits while the market appetite for long term CDs at reasonable rates is providing an opportunity to manage interest rate risk with the use of retail CDs.  Depending upon continued favorable market conditions, the mix of retail versus wholesale funding will be managed opportunistically.  Marketing efforts for the fourth quarter are anticipated to support sales of checking accounts and long term CDs.   Dime anticipates that the cost of deposits will reach a cyclical low point sometime near year-end 2009.

Average deposits per branch were $95.5 million at September 30, 2009, slightly below the $99.7 million level at June 30, 2009, and up from $95.4 million at September 30, 2008.  Core deposits comprised 57% of total deposits at September 30, 2009, up from 54% at June 30, 2009 and 50% at September 30, 2008.  The loan-to-deposit ratio was 151% at September 30, 2009, compared to 142% at June 30, 2009 and 152% at September 30, 2008.

Stockholders' Equity

Stockholders' equity at September 30, 2009 totaled $289.6 million, or 7.41% of total assets, compared to $283.5 million, or 7.13% of total assets, at June 30, 2009.

After dividends, the Company’s tangible stockholders' equity increased to $239.7 million at September 30, 2009, compared to $235.3 million at June 30, 2009.  The quarterly cash dividend declared on October 15, 2009 represented a payout ratio of 52% of third quarter 2009 core earnings.  At September 30, 2009, the consolidated tangible stockholders’ equity ratio was 6.23% of tangible assets and tangible book value per share was $6.97.

The Company did not participate in the TARP program and thus has no TARP capital.

There were no stock repurchases during the quarter ended September 30, 2009.  As of September 30, 2009, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended September 30, 2009, the reported returns on average stockholders' equity and average tangible equity were 11.7% and 14.1%, respectively.  The core returns on average stockholders' equity and average tangible equity were 12.5% and 15.1%, respectively.  Core returns primarily exclude OTTI charges, borrowing prepayment expenses and related income tax effects.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 16.1%.

OUTLOOK

The average cost of deposits decreased to 1.61% during the September 2009 quarter from 2.04% during the June 2009 quarter, as the Company suspended promotional rates in its deposit gathering campaigns in mid-January 2009, and lowered its offering rates on both new CDs and most of its core deposits.  A forward indicator of the anticipated upward trend for net interest margin in the fourth quarter of 2009, the weighted average rate of deposits at September 30, 2009 was 1.40%, lower than the 1.61% average rate experienced for the full September 2009 quarter.

Amortization rates (including prepayments and loan refinancing activity), which approximated 12% on an annualized basis during the third quarter of 2009, are expected to fall in the 7.5% to 12.5% range during the fourth quarter of 2009, reflecting ongoing loan refinancing activity as loans approach their contractual repricing.

Under the most recent recapitalization proposal, the FDIC is likely to request, in lieu of special assessments, a cumulative prepayment of estimated assessments for Dime's thirteen quarters ending December 31, 2012.  Should this proposal be implemented, Dime is expected to fund approximately $14 million to the FDIC on December 31, 2009.

At September 30, 2009, the loan commitment pipeline was approximately $105.4 million, skewed primarily toward multifamily residential properties, with an approximate weighted average rate of 5.78%.

Operating expenses for the December 2009 quarter are expected to approximate $14.0 million, again assuming no further special assessments or increases in deposit insurance premiums.

Quarterly credit costs have been $4.0 million, $2.3 million and $3.8 million during the first, second and third quarters, respectively.  In light of the uncertainty in the credit markets, the Company expects a reasonable level of provisioning to continue.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.91 billion in consolidated assets as of September 30, 2009, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,	December 31,	June 30,
	2009	2008	2009
ASSETS:
Cash and due from banks	$ 99,500	$ 211,020	$ 229,638
Investment securities held to maturity	8,562	10,861	8,695
Investment securities available for sale	29,059	16,602	6,540
Mortgage-backed securities available for sale	243,869	301,351	263,515
Federal funds sold and other short-term investments	560	-	-
Real Estate Loans:
One-to-four family and cooperative apartment	135,164	142,295	139,836
Multifamily and underlying cooperative	2,286,191	2,242,542	2,218,671
Commercial real estate	832,431	848,208	834,000
Construction and land acquisition	45,419	52,982	46,162
Unearned discounts and net deferred loan fees	3,845	3,287	3,364
Total real estate loans	3,303,050	3,289,314	3,242,033
Other loans	2,564	2,191	3,262
Allowance for loan losses	(20,261)	(17,454)	(19,991)
Total loans, net	3,285,353	3,274,051	3,225,304
Loans held for sale	-	-	667
Premises and fixed assets, net	29,678	30,426	29,986
Federal Home Loan Bank of New York capital stock	51,833	53,435	51,833
Other real estate owned, net	168	300	-
Goodwill	55,638	55,638	55,638
Other assets	103,523	101,914	102,583
TOTAL ASSETS	$ 3,907,743	$ 4,055,598	$ 3,974,399
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 99,854	$ 90,710	$ 102,447
Interest Bearing Checking	110,909	112,687	112,039
Savings	298,681	270,321	293,763
Money Market	733,696	633,167	732,023
Sub-total	1,243,140	1,106,885	1,240,272
Certificates of deposit	952,858	1,153,166	1,052,837
Total Due to Depositors	2,195,998	2,260,051	2,293,109
Escrow and other deposits	81,315	130,121	69,803
Securities sold under agreements to repurchase	230,000	230,000	230,000
Federal Home Loan Bank of New York advances	959,675	1,019,675	959,675
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165	72,165
Other liabilities	53,947	41,622	41,152
TOTAL LIABILITIES	3,618,100	3,778,634	3,690,904
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,131,784 shares, 51,122,319 shares and 51,122,319 shares issued at September 30, 2009, June 30, 2009 and December 31, 2008,
respectively and 34,395,531 shares, 34,386,066 shares and 34,179,900 shares outstanding at
September 30, 2009, June 30, 2009 and December 31, 2008, respectively)	511	511	511
Additional paid-in capital	214,255	213,917	213,790
Retained earnings	303,330	297,848	299,635
Unallocated common stock of Employee Stock Ownership Plan	(3,759)	(3,933)	(3,817)
Unearned common stock of Restricted Stock Awards	(2,760)	(1,790)	(3,016)
Common stock held by the Benefit Maintenance Plan	(8,007)	(8,007)	(8,007)
Treasury stock (16,736,253 shares, 16,736,253 and 16,942,419 shares at September 30, 2009,
June 30, 2009 and December 31, 2008, respectively)	(207,885)	(210,471)	(207,884)
Accumulated other comprehensive loss, net	(6,042)	(11,111)	(7,717)
TOTAL STOCKHOLDERS' EQUITY	289,643	276,964	283,495
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,907,743	$ 4,055,598	$ 3,974,399

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Interest income:
Loans secured by real estate	$48,422	$47,662	$47,734	$144,412	$134,947
Other loans	35	37	41	110	126
Mortgage-backed securities	2,748	2,969	3,610	8,997	9,196
Investment securities	76	194	340	515	1,412
Federal funds sold and
other short-term investments	809	858	783	2,170	4,325
Total interest income	52,090	51,720	52,508	156,204	150,006
Interest expense:
Deposits and escrow	9,156	11,718	12,927	35,086	45,347
Borrowed funds	13,965	13,713	14,399	41,720	37,136
Total interest expense	23,121	25,431	27,326	76,806	82,483
Net interest income	28,969	26,289	25,182	79,398	67,523
Provision for loan losses	3,769	2,252	596	8,661	966
Net interest income after
provision for loan losses	25,200	24,037	24,586	70,737	66,557

Non-interest income:
Service charges and other fees	1,376	879	1,500	3,118	3,690
Mortgage banking income (loss) , net	246	856	(724)	(66)	(408)
Impairment charge on securities (1)	(556)	(886)		(6,482)
(Loss) Gain on sale of other real estate
owned and other assets	-	(92)	-	339	(129)
Other	1,038	1,101	901	3,006	2,551
Total non-interest income (loss)	2,104	1,858	1,677	(85)	5,704
Non-interest expense:
Compensation and benefits	7,941	7,618	7,491	23,358	21,613
Occupancy and equipment	1,926	1,882	1,815	5,894	5,150
Other	3,774	5,825	3,607	13,321	10,688
Total non-interest expense	13,641	15,325	12,913	42,573	37,451

Income before taxes	13,663	10,570	13,350	28,079	34,810
Income tax expense	5,337	3,654	4,997	9,987	12,075

Net Income	$8,326	$6,916	$8,353	$18,092	$22,735

Earnings per Share:
Basic	$0.25	$0.21	$0.26	$0.55	$0.70
Diluted	$0.25	$0.21	$0.25	$0.55	$0.69

Average common shares outstanding for Diluted EPS	33,126,941	33,026,554	33,036,937	33,005,549	32,861,191

(1) Total other-than-temporary impairment on securities was $675 and $1,161, during the three months ended September 30, 2009 and June 30, 2009, respectively.  The non-credit component of the impairment charge recognized in accumulated other comprehensive loss was $119 and $275 during the three months ended September 30, 2009 and June 30, 2009, respectively.  Total other-than-temporary impairment on securities was $7,939 during the nine months ended September 30, 2009.  The non-credit component of the impairment charge recognized in accumulated other comprehensive loss was $1,457 during the nine months ended September 30, 2009.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2008.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Net income as reported	$ 8,326	$ 6,916	$ 8,353	$ 18,092	$ 22,735
Loss on sale of other real estate owned	-	92	-	92	129
Impairment charge on equity mutual funds	-	-	-	3,063	-
Credit related impairment charge on trust preferred securities	556	886	-	3,419	-
Gain on sale of municipal agency securities	-	-	-	(431)	-
Non-recurring adjustment to income taxes	-	-	15	-	(546)
Expense associated with prepayment of FHLBNY advances	440	-	-	625	-
Tax effect of adjustments and other non-recurring tax items	(414)	(442)	-	(3,041)	(58)
Core Earnings	$ 8,908	$ 7,452	$ 8,368	$ 21,819	$ 22,260
Cash Earnings Additions :
Non-cash stock benefit plan expense	638	665	713	1,944	1,886
Core Cash Earnings	$ 9,546	$ 8,117	$ 9,081	$ 23,763	$ 24,146

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.27	$ 0.23	$ 0.25	$ 0.66	$ 0.68
Core Return on Average Assets	0.91%	0.74%	0.88%	0.73%	0.81%
Core Return on Average Stockholders' Equity	12.47%	10.60%	12.22%	10.32%	10.95%
Core Return on Average Tangible Stockholders' Equity	15.05%	12.77%	14.72%	12.40%	13.39%
Core Cash EPS (Diluted)	$ 0.29	$ 0.25	$ 0.27	$ 0.72	$ 0.73
Core Cash Return on Average Assets	0.98%	0.81%	0.96%	0.79%	0.88%
Core Cash Return on Average Tangible Stockholders' Equity	16.13%	13.91%	15.97%	13.51%	14.53%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Nine Months Ended
	September 30,		June 30,	September 30,	September 30,		September 30,
	2009		2009	2008	2009		2008

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.25		$0.21	$0.25	$0.55		$ 0.69
Return on Average Assets	0.85%		0.69%	0.88%	0.60%		0.83%
Return on Average Stockholders' Equity	11.66%		9.84%	12.20%	8.55%		11.18%
Return on Average Tangible Stockholders' Equity	14.07%		11.85%	14.69%	10.29%		13.68%
Net Interest Spread	2.91%		2.54%	2.52%	2.55%		2.31%
Net Interest Margin	3.11%		2.78%	2.77%	2.80%		2.59%
Non-interest Expense to Average Assets	1.39%		1.53%	1.36%	1.42%		1.37%
Efficiency Ratio	43.13%		52.62%	48.08%	49.82%		51.05%
Effective Tax Rate	39.06%		34.57%	37.43%	35.57%		34.69%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.27		$ 0.23	$ 0.25	$ 0.66		$ 0.68
Core Return on Average Assets	0.91%		0.74%	0.88%	0.73%		0.81%
Core Return on Average Stockholders' Equity	12.47%		10.60%	12.22%	10.32%		10.95%
Core Return on Average Tangible Stockholders' Equity	15.05%		12.77%	14.72%	12.40%		13.39%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.42		$ 8.24	$ 8.08	$ 8.42		$ 8.08
Tangible Book Value Per Share	6.97		6.84	6.75	6.97		6.75

Average Balance Data:
Average Assets	$ 3,912,313		$ 4,011,473	$ 3,794,495	$ 3,987,849		$ 3,655,434
Average Interest Earning Assets	3,721,680		3,786,577	3,639,964	3,787,316		3,473,853
Average Stockholders' Equity	285,688		281,202	273,816	281,987		271,100
Average Tangible Stockholders' Equity	236,680		233,376	227,454	234,538		221,614
Average Loans	3,267,984		3,238,424	3,219,914	3,272,472		3,040,856
Average Deposits	2,255,479		2,298,966	2,049,783	2,292,019		2,120,430

Asset Quality Summary:
Net charge-offs	$ 3,619		$ 528	($ 26)	$ 6,023		$ 234
Nonperforming Loans	14,162		12,878	6,440	14,162		6,440
Nonperforming Loans/ Total Loans	0.43%		0.40%	0.20%	0.43%		0.20%
Nonperforming Assets	16,090	(1)	14,118	6,440	16,090	(1)	6,440
Nonperforming Assets/Total Assets	0.41%		0.36%	0.17%	0.41%		0.17%
Allowance for Loan Loss/Total Loans	0.61%		0.62%	0.52%	0.61%		0.52%
Allowance for Loan Loss/Nonperforming Loans	143.07%		155.23%	256.97%	143.07%		256.97%
Loans Delinquent 30 to 89 Days at period end	$ 11,340		$ 17,585	$ 3,592	$ 11,340		$ 3,592

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	6.23%		6.00%	6.08%	6.23%		6.08%
Tangible Capital Ratio (Bank Only)	8.03%		7.63%	7.87%	8.03%		7.87%
Leverage Capital Ratio (Bank Only)	8.03%		7.63%	7.87%	8.03%		7.87%
Risk Based Capital Ratio (Bank Only)	11.73%		11.46%	11.43%	11.73%		11.43%

(1)
Amount comprised of total nonperforming loans, other real estate owned and the recorded balance of $1.8 million on two pooled bank trust preferred security   investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2009				June 30, 2009			September 30, 2008
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,266,416	$48,422	5.93%	$3,236,793	$47,662	5.89%	$3,218,192	$47,734	5.93%
Other loans	1,568	35	8.93	1,631	37	9.07	1,722	41	9.52
Mortgage-backed securities	246,354	2,748	4.46	270,515	2,969	4.39	318,224	3,610	4.54
Investment securities	26,039	76	1.17	15,716	194	4.94	31,271	340	4.35
Other short-term investments	181,303	809	1.78	261,922	858	1.31	70,555	783	4.44
Total interest earning assets	3,721,680	$52,090	5.60%	3,786,577	$51,720	5.46%	3,639,964	$52,508	5.77%
Non-interest earning assets	190,633			224,896			154,531
Total assets	$3,912,313			$4,011,473			$3,794,495

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$105,938	$179	0.67%	$112,877	$256	0.91%	$103,718	$607	2.33%
Money Market accounts	730,634	1,738	0.94	723,094	2,550	1.41	633,946	4,075	2.56
Savings accounts	297,450	201	0.27	288,944	307	0.43	275,104	387	0.56
Certificates of deposit	1,016,246	7,038	2.75	1,075,774	8,605	3.21	944,367	7,858	3.31
Total interest bearing deposits	2,150,268	9,156	1.69	2,200,689	11,718	2.14	1,957,135	12,927	2.63
Borrowed Funds	1,265,644	13,965	4.38	1,286,840	13,713	4.27	1,388,337	14,399	4.13
Total interest-bearing liabilities	3,415,912	$23,121	2.69%	3,487,529	$25,431	2.92%	3,345,472	27,326	3.25%
Non-interest bearing checking accounts	105,211			98,277			92,648
Other non-interest-bearing liabilities	105,502			144,465			82,559
Total liabilities	3,626,625			3,730,271			3,520,679
Stockholders' equity	285,688			281,202			273,816
Total liabilities and stockholders' equity	$3,912,313			$4,011,473			$3,794,495
Net interest income		$28,969			$26,289			$25,182
Net interest spread			2.91%			2.54%			2.52%
Net interest-earning assets	$305,768			$299,048			$294,492
Net interest margin			3.11%			2.78%			2.77%
Ratio of interest-earning assets
to interest-bearing liabilities		108.95%			108.57%			108.80%

Deposits (including non-interest bearing
checking accounts)	$2,255,479	$9,156	1.61%	$2,298,966	$11,718	2.04%	$ 2,049,783	$ 12,927	2.51%
Interest earning assets (excluding prepayment and other fees)			5.53%			5.43%			5.64%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands except per share amounts)

	At September 30, 2009	At June 30, 2009	At December 31, 2008
Non-Performing Loans
One- to four-family	$ 371	$578	$566
Multifamily residential	8,495	6,966	776
Commercial real estate	2,739	2,398	3,439
Mixed Use	2,525	2,851	2,590
Cooperative apartment	26	83	26
Other	6	2	5
Total Non- Performing Loans	$ 14,162	$ 12,878	$ 7,402
Other Non-Performing Assets
Other real estate owned (1)	168	-	300
Pooled bank trust preferred securities	1,760	1,240	-
Total Non-Performing Assets	16,090	14,118	7,702

Troubled Debt Restructurings
One- to four-family	-	-	-
Multifamily residential	1,040	1,040	-
Commercial real estate	-	-	-
Mixed Use	-	-	-
Cooperative apartment	-	-	-
Other	-	-	-
Total Troubled Debt Restructurings	$ 1,040	$ 1,040	$ -

(1) Amount was fully comprised of multifamily residential loans at September 30, 2009 and commercial real estate loans at December 31, 2008.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279